Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Paramount Gold Nevada Corp. (“we,” “us,” “our” and the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated bylaws, each of which are filed as exhibits to the Annual Report on Form 10-K, of which this exhibit is a part, and to the applicable provisions of Nevada law, including the Nevada Revised Statutes (“NRS”). We encourage you to read our amended and restated articles of incorporation and our amended and restated bylaws and the applicable provisions of Nevada law for more information.

Authorized Share Capital

Our authorized capital stock consists of 50,000,000 shares of common stock. As of September 8, 2020, there were 33,937,080 shares of common stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding-up and after payment in full of all amounts required to be paid to creditors, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There is no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Dividends

Under NRS 78.288, the directors of a corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

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the corporation would not be able to pay its debts as they become due in the usual course of business; or
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the corporation’s total assets would be less than the sum of (x) its total liabilities plus (y) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

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financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;
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a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or
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any other method that is reasonable in the circumstances.

Declaration and payment of any dividend are subject to the discretion of our board of directors.

Annual Stockholder Meetings

Our amended and restated articles of incorporation and our amended and restated bylaws provides that annual stockholder meetings are held at a date, time and place as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Certain Provisions of Nevada Law

The provisions of our amended and restated articles of incorporation and amended and restated bylaws and of the NRS summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE American, which will apply so long as our common stock remains listed on the NYSE American, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then-outstanding number of shares of common stock. Additional shares may be issued in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Moreover, the board of directors has the authority, without stockholder approval, to issue shares of our authorized, unissued and unreserved common stock.

Board of Directors

Our amended and restated articles of incorporation and amended and restated bylaws provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations and Acquisition of Control Shares

Our amended and restated articles of incorporation and amended and restated bylaws provides that the Company has elected not to be governed by certain Nevada statutes that may have the effect of discouraging corporate takeovers.

Nevada's “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. Our amended and restated articles of incorporation provides that these statutes do not apply to us.

Nevada's “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our amended and restated articles of incorporation and our amended and restated bylaws provides that these statutes do not apply to any acquisition of our common stock. Absent such provision in our articles of incorporation or bylaws, these laws would apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interests of the corporation.

Removal of Directors; Vacancies

Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our amended and restated articles of incorporation provides that any newly created position on the board of directors that results from an increase in the total number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director.

No Cumulative Voting

The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation's articles of incorporation. Our amended and restated articles of incorporation expressly prohibits cumulative voting.

Special Stockholder Meetings

Our amended and restated articles of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of (i) the board of directors, (ii) the chairman of the board of directors or (iii) two or more of the members of our board of directors. Our amended and restated bylaws prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws specifies requirements as to the form and content of the stockholder's notice. Our amended and restated bylaws allows the chairman of the meeting to prescribe rules and regulations for the conduct of stockholders meetings which may preclude the conduct of certain business at a meeting if the rules and regulations are not followed.

Stockholder Action by Written Consent

Our amended and restated articles of incorporation and amended and restated bylaws provides that the stockholders may not in any circumstance take action by written consent.

Supermajority Provisions

Our amended and restated articles of incorporation and amended and restated bylaws provides that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Nevada and our amended and restated articles of incorporation. Except as indicated below, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding capital stock entitled to vote thereon, voting together as a single class.

Any amendment to our articles of incorporation to be effected pursuant to, or to be effective upon or after the consummation of, a merger, conversion or exchange in which Paramount Gold Nevada Corp. is a constituent entity, in each case which has been otherwise duly authorized and approved by our board of directors and our stockholders in accordance with our amended and restated articles of incorporation, our amended and restated bylaws, the NRS and other applicable law, requires an affirmative vote by the stockholders holding no less than the majority of the then-issued and outstanding shares of stock entitled to vote thereon.

Dissenters' Rights of Appraisal and Payment

The provisions of Nevada's dissenter's rights statutes (NRS 92A.300 through 92A.500, inclusive) specify certain corporate actions giving rise to the right of a stockholder to demand payment of “fair value” (as defined in NRS 92A.320) of its shares, subject to a number of limitations and procedural requirements.

Stockholders' Derivative Actions

Our stockholders may be entitled to bring an action in our name to procure a judgment in our favor, also known as a derivative action, subject to the requirements of applicable law.

Exclusive Forum

Our amended and restated articles of incorporation provides that unless we consent to the selection of an alternative forum the Sixth Judicial District Court of Northern Nevada shall be the sole and exclusive forum (to the extent the forum has personal jurisdiction over the indispensable parties named as defendants therein) for any (i) derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to the corporation or any of our stockholders, creditors or other constituents or stakeholders, (iii) action asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of the corporation's articles of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation provides that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to very limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated bylaws provides that we must indemnify and advance expenses to our directors and officers to the fullest extent permitted under the NRS. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

Deemed Notice and Consent

Our amended and restated articles of incorporation provides that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to all of the provisions of our amended and restated articles of incorporation (including, without limitation, the provisions described above under “ - Exclusive Forum”), our amended and restated bylaws and any amendment to our articles of incorporation or bylaws enacted in accordance therewith and applicable law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computer Shareholder Services, Inc., who address is 111 Founders Plaza East Hartford, CT 06108.

Listing

Our shares of common stock is listed on the NYSE American under the symbol “PZG.”